SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant                     [ ]

Filed by a Party other than the Registrant  [x]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss. 240.14a-12

                                   Yahoo! Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Carl C. Icahn
                                Keith A. Meister
                                Lucian A. Bebchuk
                              Frank J. Biondi, Jr.
                                 John H. Chapple
                                   Mark Cuban
                                    Adam Dell
                                 Edward H. Meyer
                                 Brian S. Posner
                                 Robert K. Shaye
                                Icahn Partners LP
                          Icahn Partners Master Fund LP
                        Icahn Partners Master Fund II LP
                        Icahn Partners Master Fund III LP
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                Icahn Onshore LP
                                Icahn Offshore LP
                                Icahn Capital LP
                                   IPH GP LLC
                         Icahn Enterprises Holdings L.P.
                           Icahn Enterprises G.P. Inc.
                                  Beckton Corp.
                               Vincent J. Intrieri
                               David S. Schechter
                                    Mayu Sris
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

On May 15, 2008, Carl C. Icahn issued a press release relating to Yahoo! Inc., which is filed herewith as Exhibit 2.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF YAHOO! INC. FOR USE AT ITS ANNUAL MEETING, WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF YAHOO! INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 HERETO.

                                                                       EXHIBIT 1

                             POTENTIAL PARTICIPANTS

     In addition to the Nominees  named in the Press Release  filed  herewith as
Exhibit 2 (the contents of which are hereby incorporated by reference into this Exhibit 1), the potential participants in the potential solicitation of proxies (the "Participants") may include the following: Icahn Partners LP ("Icahn Partners"), Icahn Onshore LP ("Icahn Onshore"), Icahn Partners Master Fund LP ("Icahn Master"), Icahn Partners Master Fund II LP ("Icahn Master II"), Icahn Partners Master Fund III LP ("Icahn Master III"), Icahn Offshore LP ("Icahn Offshore"), Icahn Capital LP ("Icahn Capital"), IPH GP LLC ("IPH"), Icahn Enterprises Holdings L.P. ("Icahn Enterprises Holdings"), Icahn Enterprises G.P. Inc. ("Icahn Enterprises GP"), Beckton Corp. ("Beckton"), High River Limited Partnership ("High River"), Hopper Investments LLC ("Hopper"), Barberry Corp. ("Barberry"), Mr. Carl C. Icahn, Mr. Keith A. Meister, Mr. Vincent J. Intrieri, Mr. David S. Schechter and Mr. Mayu Sris.

     Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III and High River (collectively, the "Icahn Parties") are entities controlled by Carl C. Icahn. Keith A. Meister, Vincent J. Intrieri, David S. Schechter and Mayu Sris are employees of the Icahn Parties who may also participate in soliciting proxies from the stockholders of Yahoo! Inc. (the "Issuer"). Messrs. Meister, Intrieri, Schechter and Sris do not own beneficially any interest in securities of the Issuer, and will not receive any special compensation in connection with such solicitation.

     Icahn Partners is a Delaware limited partnership principally engaged in the business of investing in securities. Icahn Onshore, a Delaware limited partnership, is the general partner of Icahn Partners. Each of Icahn Master, Icahn Master II and Icahn Master III is a Cayman Islands exempted limited partnership principally engaged in the business of investing in securities. Icahn Offshore, a Delaware limited partnership, is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Capital, a Delaware limited partnership, is the general partner of each of Icahn Onshore and Icahn Offshore. IPH, a Delaware limited liability company, is the general partner of Icahn Capital. Icahn Enterprises Holdings, a Delaware limited partnership, is the sole member of IPH. Icahn Enterprises GP, a Delaware corporation, is the general partner of Icahn Enterprises Holdings. Beckton, a Delaware corporation, is the sole stockholder of Icahn Enterprises GP. High River is a Delaware limited partnership principally engaged in the business of investing in securities. Hopper, a Delaware limited liability company, is the general partner of High River. Barberry, a Delaware corporation, is the managing member of Hopper. Each of Beckton and Barberry is wholly owned by Carl C. Icahn. Mr. Icahn, through his ownership of Beckton and Barberry, indirectly controls each of the Icahn Parties.

     Keith A. Meister, Vincent J. Intrieri, David S. Schechter and Mayu Sris are employees and/or officers or directors of the Icahn Parties and various other entities controlled by Mr. Icahn. In connection with their employment by Mr. Icahn and his affiliated companies, Messrs. Meister, Intrieri and Schechter, among other employees, each has a participatory interest in the profits and fees derived by Mr. Icahn and/or his affiliated entities from Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III (the "Funds"). Because only a portion of such profit interests are distributed and because of their other investments in the Funds, each of Mr. Meister, Mr. Intrieri and Mr. Schechter also has capital accounts in the Funds. In the aggregate, the profit interests and capital accounts of Messrs. Meister, Intrieri and Schechter in the Funds entitle each of them, respectively, to less than 5% of the profits generated by the Funds.

     Mr. Icahn, through his control of the Icahn Parties, may be deemed to be the indirect beneficial owner of 59,003,120 shares of common stock of the Issuer, par value $0.001 per share ("Shares") (comprised of 9,992,864 Shares and 49,010,256 Shares that may be acquired upon exercise of American call options), which represents approximately 4.3% of the outstanding Shares as of the close of business on May 13, 2008 (and all Share information contained herein is as of such time).

     Icahn Master is the direct beneficial owner of 20,301,044 Shares (comprised of 2,563,302 Shares and 17,737,742 Shares that may be acquired upon exercise of American call options), Icahn Master II is the direct beneficial owner of 6,572,404 Shares (comprised of 2,343,551 Shares and 4,228,853 Shares that may be acquired upon exercise of American call options), Icahn Master III is the direct beneficial owner of 2,497,364 Shares (comprised of 442,296 Shares and 2,055,068 Shares that may be acquired upon exercise of American call options), Icahn Partners is the direct beneficial owner of 17,831,684 Shares (comprised of 2,553,715 Shares and 15,277,969 Shares that may be acquired upon exercise of American call options), and High River is the direct beneficial owner of 11,800,624 Shares (comprised of 2,090,000 Shares and 9,710,624 Shares that may be acquired upon exercise of American call options).

     Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the Shares which High River directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the Shares which Icahn Partners directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, Icahn Master II and Icahn Master III, may be deemed to indirectly beneficially own the Shares which Icahn Master, Icahn Master II and Icahn Master III directly beneficially own.

     Gail Golden, the spouse of Mr. Icahn, is the beneficial owner of 1,050 Shares. Ms. Golden has sole voting power and sole dispositive power with regard to these Shares. Mr. Icahn, by virtue of his relationship to Ms. Golden, may be deemed to beneficially own the Shares which Ms. Golden owns. Mr. Icahn disclaims beneficial ownership of such Shares for all purposes.

     The Icahn Parties have sold European-style put options, which have a strike price of $19.50 per Share and an expiration date of November 5, 2010, referencing an aggregate of 49,010,256 Shares. The agreements provide that they settle in cash. These agreements do not give the Icahn Parties direct or indirect voting, investment or dispositive control over the Shares to which these agreements relate and, accordingly, the Icahn Parties disclaim any beneficial ownership in the Shares to which these agreements relate.

                                                                       EXHIBIT 2

                                  Carl C. Icahn

             ICAHN SENDS OPEN LETTER TO BOARD OF DIRECTORS OF YAHOO!

Contact:  Susan Gordon: (212) 702-4309

NEW YORK, NY, MAY 15, 2008. Carl Icahn today announced that the following letter was delivered today to Yahoo! with the attached biographies of our ten nominees for the Yahoo! board.


SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF YAHOO! INC. FOR USE AT ITS ANNUAL MEETING, WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOKHOLDERS OF YAHOO! INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A BEING FILED TODAY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                  Carl C. Icahn
                                ICAHN CAPITAL LP
                          767 Fifth Avenue, 47th Floor
                               New York, NY 10153

                                  May 15, 2008

Roy Bostock
Chairman
Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089

Dear Mr. Bostock:

It is clear to me that the board of directors of Yahoo has acted irrationally and lost the faith of shareholders and Microsoft. It is quite obvious that Microsoft's bid of $33 per share is a superior alternative to Yahoo's prospects on a standalone basis. I am perplexed by the board's actions. It is irresponsible to hide behind management's more than overly optimistic financial forecasts. It is unconscionable that you have not allowed your shareholders to choose to accept an offer that represented a 72% premium over Yahoo's closing price of $19.18 on the day before the initial Microsoft offer. I and many of your shareholders strongly believe that a combination between Yahoo and Microsoft would form a dynamic company and more importantly would be a force strong enough to compete with Google on the Internet.

During the past week, a number of shareholders have asked me to lead a proxy fight to attempt to remove the current board and to establish a new board which would attempt to negotiate a successful merger with Microsoft, something that in my opinion the current board has completely botched. I believe that a combination between Microsoft and Yahoo is by far the most sensible path for both companies. I have therefore taken the following actions: (1) during the last 10 days, I have purchased approximately 59 million shares and share-equivalents of Yahoo; (2) I have formed a 10-person slate which will stand for election against the current board; and (3) I have sought antitrust clearance from the Federal Trade Commission to acquire up to approximately $2.5 billion worth of Yahoo stock. The biographies of the members of our slate are attached to this letter. A more formal notification is being delivered today to Yahoo under separate cover.

While it is my understanding that you do not intend to enter into any transaction that would impede a Microsoft-Yahoo merger, I am concerned that in several recent press releases you stated that you intend to pursue certain "strategic alternatives". I therefore hope and trust that if there is any question that these "strategic alternatives" might in any way impede a future Microsoft merger you will at the very least allow shareholders to opine on them before embarking on such a transaction.

I sincerely hope you heed the wishes of your shareholders and move expeditiously to negotiate a merger with Microsoft, thereby making a proxy fight unnecessary.

                                                          Sincerely yours,



                                                          CARL C. ICAHN

                                SLATE BIOGRAPHIES

LUCIAN A. BEBCHUK
Lucian Bebchuk is the William J. Friedman and Alicia Townsend Friedman Professor of Law, Economics, and Finance and Director of the Program on Corporate Governance at Harvard Law School. Bebchuk is also a Research Associate of the National Bureau of Economic Research and Inaugural Fellow of the European Corporate Governance Network. Trained in both law and economics, Bebchuk holds an LL.M. and S.J.D. from Harvard Law School and an M.A. and Ph.D in Economics from the Harvard Economics Department. He joined the Harvard Law School faculty in 1986 as an assistant professor, becoming a full professor in 1988, and the Friedman Professor of Law, Economics and Finance in 1998. Bebchuk has written extensively on corporate governance, corporate control, and corporate transactions. He has published more than seventy research articles in academic journals in law, economics, and finance. Upon electing him to membership in 2000, the American Academy of Arts and Sciences cited him as "[o]ne of the nation's leading scholars of law and economics," who "has made major contribution to the study of corporate control, governance, and insolvency." He is the 2007-2008 President of the American Law and Economics Association, and a former chair of the Business Association Section of the American Association of Law Teachers. Bebchuk's recent writings include Pay without Performance: the Unfulfilled Promise of Executive Compensation (Harvard University Press, 2004, co-authored with Jesse Fried), "The Case for Increasing Shareholder Power" (Harvard Law Review, 2005), "The Costs of Entrenched Boards" (Journal of Financial Economics, 2005, co-authored with Alma Cohen), and "The Myth of the Shareholder Franchise" (Virginia Law Review, 2007). Bebchuk has been a frequent contributor to policy making and public discourse in the corporate governance area. He has appeared before the Senate Finance Committee, the House Committee of Financial Services, and the SEC. He has published many op-ed pieces, including in the Wall Street Journal, the New York Times, and the Financial Times. He was included in the list of "100 most influential people in finance" of Treasury & Risk Management and the list of "100 most influential players in corporate governance" of Directorship magazine.

FRANK J. BIONDI,  JR.
Since March 1999, Mr. Biondi has served as Senior Managing Director of WaterView Advisors LLC, an investment advisor organization. From April 1996 to November 1998, Mr. Biondi served as Chairman and Chief Executive Officer of Universal Studios, Inc. From July 1987 to January 1996, Mr. Biondi served as President and Chief Executive Officer of Viacom, Inc. Mr. Biondi is a director of Amgen Inc., Cablevision Systems Corp., Hasbro, Inc., The Bank of New York Mellon Corporation and Seagate Technology. Mr. Biondi is a graduate of Princeton University and earned a Masters of Business Administration from Harvard University.

JOHN H. CHAPPLE
John Chapple is President of Hawkeye Investments LLC, a privately-owned equity firm investing primarily in telecommunications and real estate ventures frequently working in conjunction with Rally Capital LLC. Prior to forming Hawkeye, John Chapple worked to organize Nextel Partners, a provider of digital wireless services in mid-size and smaller markets throughout the U.S. He became the President, Chief Executive Officer and Chairman of the Board of Nextel Partners and its subsidiaries in August of 1998. Nextel Partners went public in February 2000 and was traded on the NASDAQ Exchange. In June 2006, the company was purchased by Sprint Communications. From 1995 to 1997, Mr. Chapple was the President and Chief Operating Officer for Orca Bay Sports and Entertainment in Vancouver, B.C. During Mr. Chapple's tenure, Orca Bay owned and operated Vancouver's National Basketball Association and National Hockey League sports franchises in addition to the General Motors Place sports arena and retail interests. From 1988 to 1995, he served as Executive Vice President of Operations for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies. From 1978 to 1983, he served on the senior management team of Rogers Cablesystems before moving to American Cablesystems as Senior Vice President of Operations from 1983 to 1988. Mr. Chapple, a graduate of Syracuse University and Harvard University's Advanced Management Program, has 26 years of experience in the cable television and wireless communications industries. Mr. Chapple is the past Chairman of Cellular One Group and CTIA-The Wireless Association, past Vice-Chairman of the Cellular Telecommunications Industry Association and has been on the Board of Governors of the NHL and NBA. Mr. Chapple serves on the Syracuse University Board of Trustees currently as Chairman and the Advisory Board for the Maxwell School of Syracuse University. He is also on the Board of Directors of Cbeyond, Inc., a publicly traded Atlanta-based integrated service telephony company; Seamobile Enterprises, a privately held company providing integrated wireless services at sea; Telesphere, a privately held VOIP (voice over internet protocol) company based in Phoenix, Arizona; and on the advisory boards of Diamond Castle Holdings, LLC, a private equity firm based in New York City and the Daniel J. Evans School of Public Affairs at University of Washington.

MARK CUBAN
Since early 2000, Mr. Cuban has been the majority and controlling owner of the National Basketball Association franchise, the Dallas Mavericks. In 2001, Mr. Cuban co-founded HDNet, an all high-definition television network on DIRECTV that broadcasts high-definition sports, movies and other entertainment. Prior to his purchase of the Dallas Mavericks, Mr. Cuban co-founded Broadcast.com in 1995 and served as its Chairman of the Board until it was sold to Yahoo! in July of 1999. Before Broadcast.com, Mr. Cuban co-founded MicroSolutions, a national systems integrator, in 1983, which was later sold to CompuServe Corporation in 1990. Mr. Cuban is an active investor in cutting-edge technologies and various industries, including the entertainment industry.

ADAM DELL
Since January 2000, Mr. Dell has served as the Managing General Partner of Impact Venture Partners, a venture capital firm focused on information technology investments. He also serves as Managing Director at Steelpoint Capital Partners, a private equity firm with offices in New York and California. From October 1998 to January 2000, Mr. Dell was a Senior Associate and subsequently a Partner with Crosspoint Venture Partners in Northern California. From July 1997 to August 1998, he was a Senior Associate with Enterprise Partners in Southern California. From January 1996 to June 1997 Mr. Dell was associated with the law firm of Winstead Sechrest & Minick, in Austin, Texas, where he practiced corporate law. Mr. Dell's investments include: Buzzsaw (which was acquired by Autodesk), HotJobs (which was acquired by Yahoo!) and Connectify (which was acquired by Kana Software). Mr. Dell has been a director of XO Holdings, Inc., a telecommunications services provider, since February 2006, and of its predecessor from January 2003 to February 2006. In addition, Mr. Dell currently serves on the boards of directors of the Santa Fe Institute, MessageOne and OpenTable. He also teaches a course at the Columbia Business School on business, technology and innovation and is a contributing columnist to the technology publication, Business 2.0. Mr. Dell received a J.D. from University of Texas and a B.A. from Tulane University.

CARL C. ICAHN
Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn's principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II L.P. and Icahn Partners Master Fund III L.P. Prior to August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp since September 2004. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. Icahn Enterprises L.P. is a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. Mr. Icahn was chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Mr. Icahn has served as chairman of the board and as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since 1994. From October 1998 through May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, which, until February 2008, was a subsidiary of Icahn Enterprises L.P. From September 2000 to February 2007, Mr. Icahn served as the chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Holdings, Inc., the owner and operator of The Sands casino in Atlantic City until November 2006. Mr. Icahn has been chairman of the board and a director of XO Holdings, Inc., a telecommunications services provider, since February 2006, and of its predecessor from January 2003 to February 2006. Mr. Icahn has served as a Director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies since July 1993. In May 2005, Mr. Icahn became a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. In October 2005, Mr. Icahn became a director of WestPoint International, Inc., a manufacturer of bed and bath home fashion products. In September 2006, Mr. Icahn became a director of ImClone Systems Incorporated, a biopharmaceutical company, and since October 2006 has been the chairman of the board of ImClone. In August 2007, Mr. Icahn became a director of WCI Communities, Inc., a homebuilding company, and since September 2007 has been the chairman of the board of WCI. In December 2007, Mr. Icahn became a director of Federal-Mogul Corporation, a supplier of automotive products, and since January 2008 has been the chairman of the board of Federal-Mogul. In April 2008, Mr. Icahn became a director of Motricity, Inc., a privately-held company that provides mobile content services and solutions. Mr. Icahn received his B.A. from Princeton University.

KEITH A. MEISTER
Since March 2006, Keith Meister has served as Principal Executive Officer and Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. Since November 2004, Mr. Meister has been a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. Since June 2002, Mr. Meister has served as senior investment analyst of High River Limited Partnership, an entity primarily engaged in the business of holding and investing in securities. Mr. Meister also serves on the boards of directors of the following companies: XO Holdings, Inc., a telecommunications company; WCI Communities, Inc., a homebuilding company; Federal-Mogul Corporation, a supplier of automotive products; and Motorola, Inc., a mobile communications company. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Meister received an A.B. in government, cum laude, from Harvard College in 1995.

EDWARD H. MEYER
Mr. Meyer serves as Chairman, Chief Executive Officer and Chief Investment Officer of Ocean Road Advisors, Inc., an investment management company. From 1970 to 2006, he served as Chairman, Chief Executive Officer and President of Grey Global Group, Inc., a multi-billion dollar global advertising and marketing agency. Mr. Meyer serves as a Director of Harman International Industries, Inc., Ethan Allen Interiors, Inc., National CineMedia, Inc. and NRDC Acquisition Corp. Mr. Meyer holds a B.A. in Economics from Cornell University.

BRIAN S. POSNER
Brian S. Posner is a private investor. From 2005 through March 2008, he served as Chief Executive Officer and co-Chief Investment Officer of ClearBridge
Advisors LLC (and its predecessor company, CAM North America), an asset management company based in New York with approximately $90 billion in assets and a wholly owned subsidiary of Legg Mason Inc. Prior to ClearBridge Advisors, he was a co-Founder and the Managing Partner of Hygrove Partners LLC, a hedge fund company that was formed in 2000. Prior to ClearBridge Advisors and Hygrove Partners, he served as a Portfolio Manager and an Analyst, first at Fidelity Investments from 1987 to 1996 and then at Warburg Pincus Asset Management/Credit Suisse Asset Management from 1997 to 1999. At Warburg Pincus Asset Management/Credit Suisse Asset Management he was a Managing Director and served as the Senior Investment Manager of the Value Equity Group, co-Portfolio Manager of the Warburg Pincus Growth & Income Fund, and Portfolio Manager of the Warburg Pincus Institutional Value Fund and the Warburg Pincus Trust, Growth and Income Fund. Prior to the acquisition of Warburg Pincus Asset Management ("WPAM") by Credit Suisse Asset Management in July 1999, he was co-Chief Investment Officer, Director of Research, Chairman of the Global Asset Allocation Committee, and a member of the Executive Operating Committee at WPAM. At Fidelity Investments, he was the Portfolio Manager of the Fidelity Equity Income II Fund from 1992 to 1996 and the Fidelity Value Fund from 1990 to 1992. He also managed the Select Life Insurance, Select Property Casualty Insurance and Select Energy Portfolios. From 1987 to 1990, he was an Oil, Insurance, and Financial Services Analyst. From August 2000 to April 2003 he served on the Board of Directors for Sotheby's Holdings, Inc. He currently a member of the Board of Trustees at Northwestern University and the Board of Visitors for the Weinberg College of Arts and Sciences at Northwestern University. Mr. Posner received his undergraduate degree in history from Northwestern University in 1983 and his M.B.A. in finance from the University of Chicago Graduate School of Business in 1987.

ROBERT K. SHAYE
Robert Shaye is Co-Chairman and Co-CEO of New Line Cinema. As the Founder of New Line Cinema and a filmmaker himself, Robert Shaye has spent more than 40 years developing and distributing films that reflect a wide array of cultural movements, creating new paradigms for the motion picture business, and most importantly, entertaining millions of moviegoers. Since he founded New Line in 1967, Shaye has guided the company's growth from a privately-held art film distributor to one of the entertainment industry's leading independent studios and a veritable box office force. He has been involved in such films as The Lord of the Rings trilogy, Rush Hour, Austin Powers and Seven. A University of Michigan graduate with a degree in business administration and a J.D. degree from Columbia University Law School, Shaye is also a Fulbright Scholar, member of the New York State Bar, and serves on the Board of Trustees of the Motion Picture Pioneers, and the American Film Institute.